Exhibit 99.1

OSI Restaurant Partners, LLC Commences Tender Offer and Consent Solicitation For 10% Senior Notes Due 2015

TAMPA, Florida - July 25, 2012 - OSI Restaurant Partners, LLC (“OSI”) commenced a tender offer for all of its outstanding 10% Senior Notes due 2015 (the “Notes”) on July 25, 2012. In conjunction with the tender offer, OSI is soliciting consents from noteholders to effect certain amendments to the indenture governing the Notes.

Upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated July 25, 2012 and the related Letter of Transmittal and Consent (together, the “Tender Offer Documents”), OSI is offering to purchase all of the outstanding Notes at a price of $1,028.75 per $1,000 of principal amount of Notes (“Total Consideration”) determined in accordance with the formula set forth in the Tender Offer Documents, which Total Consideration includes a payment of $10.00 per $1,000 principal amount of Notes (the “Early Tender and Consent Payment”). The Total Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, will be paid in respect of all Notes validly tendered and accepted for purchase pursuant to the tender offer if the noteholder validly tenders such Notes prior to 5:00 p.m., New York City time, on August 7, 2012, unless such date is extended (the “Consent Payment Deadline”). Any holder validly tendering Notes after the Consent Payment Deadline will, if such Notes are accepted for purchase pursuant to the tender offer, receive the Total Consideration, plus accrued but unpaid interest to, but not including, the date of payment for the Notes, less the Early Tender and Consent Payment for the Notes so tendered.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on August 21, 2012, unless extended.

The tender offer is conditioned on, among other things, the following: (i) OSI shall have received, on or prior to the Consent Payment Deadline, Consents which have not been revoked in respect of at least a majority in principal amount of the Notes; and (ii) Bloomin' Brands, Inc., OSI's ultimate parent company, shall have consummated its initial public offering (the “IPO”) pursuant to which it receives at least $140 million in proceeds (net of underwriting discounts and commissions but before expenses), a portion of which will be contributed to OSI and used, together with cash on hand, to purchase the Notes under the Tender Offer and pay for Consents on or prior to the initial payment date.

Requests for Tender Offer Documents may be directed to Global Bondholder Services Corporation, as information agent for the tender offer, at 65 Broadway - Suite 404, New York, New York 10006. The information agent may be telephoned at 866-873-5600 or facsimile at 212-430-3779. The dealer manager and solicitation agent for the tender offer is BofA Merrill Lynch. Questions regarding the tender offer and consent solicitation may be directed to the dealer manager and solicitation agent, Attention: Debt Advisory Services, at One Bryant Park, New York, NY 10036. The dealer manager and solicitation agent may be telephoned toll-free at 888-292-0070 or collect at 646-855-3401 or facsimile at 646-855-5028.

About OSI Restaurant Partners, LLC:

OSI Restaurant Partners, LLC's portfolio of brands consists of Outback Steakhouse, Carrabba's Italian Grill, Bonefish Grill, Fleming's Prime Steakhouse & Wine Bar and Roy's. It has operations in 49 states and 21 countries and territories internationally. OSI's website can be found at www.osirestaurantpartners.com.

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in operating costs, the ability to retain key personnel, OSI's substantial leverage, the ability to implement growth and cost-saving strategies, the ability to consummate the IPO, industry trends and general economic conditions, the adequacy of insurance coverage and other factors, all of which are described in OSI's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. OSI does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
OSI Investor Relations
(813) 282-1225

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